Exhibit 99.1

SOHU.COM REPORTS FIRST QUARTER 2016 UNAUDITED FINANCIAL RESULTS

BEIJING, CHINA, April 25, 2016 – Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, search, gaming, community and mobile service group, today reported unaudited financial results for the first quarter ended March 31, 2016.

First Quarter Highlights

•	Total revenues were US$408 million[1], down 10% year-over-year and 12% quarter-over-quarter.

•	Brand advertising revenues were US$126 million, down 6% year-over-year and 11% quarter-over-quarter. Of this, revenues of Sohu Media Portal, or Sohu.com excluding Sohu Video, were US$45 million, flat year-over-year and down 8% quarter-over-quarter. Revenues of Sohu Video were US$41 million, down 16% year-over-year and 19% quarter-over-quarter.

•	Sogou[2] revenues were US$147 million, up 27% year-over-year and down 11% quarter-over-quarter.

•	Online game revenues were US$103 million, down 45% year-over-year and 19% quarter-over-quarter.

•	GAAP net loss attributable to Sohu.com Inc. was US$21 million, or US$0.53 loss per fully-diluted share.

Non-GAAP3 net loss attributable to Sohu.com Inc. was US$22 million, or US$0.56 loss per fully-diluted share.

Dr. Charles Zhang, Chairman and CEO of Sohu.com Inc., commented, “We got off to a good start this year as we met expectations for both top and bottom line results in the first quarter. For Sohu Media Portal, we worked hard to strengthen our value to users and advertisers, constantly refining our mobile products and advertising system. For Sohu Video, we are prepared to meaningfully step up our investments in content to enhance our competitiveness and stay in the race as a first tier player. Sogou achieved solid traction as its mobile search traffic continued to outgrow the industry. Changyou delivered in-line financial results, while it strives to recreate the superior PC game experience on smartphone, in particular leveraging the vast user base of its most popular PC game TLBB.”

Mr. Xiaochuan Wang, CEO of Sogou, commented, “For the first quarter, Sogou’s financial performance exceeded our previous expectations. In RMB terms, total revenues and non-GAAP net income increased 35% and 42%, respectively. Mobile search traffic more than doubled from a year ago, accounting for nearly two thirds of aggregate traffic. Looking into 2016 and beyond, we plan to step up research in cutting-edge technologies, in particular, artificial intelligence. Under the leadership of Charles, Sogou proudly joined forces with Tsinghua University, in setting up a joint research institute focusing on artificial intelligence and aim to build Sogou into a leading innovative player in this arena in China.”

First Quarter Financial Results

Revenues

Total revenues for the first quarter of 2016 were US$408 million, down 10% year-over-year and 12% quarter-over-quarter.

Total online advertising revenues, which include revenues from the brand advertising and search and search-related businesses, for the first quarter of 2016 were US$259 million, up 9% year-over-year and down 11% quarter-over-quarter.

Brand advertising revenues for the first quarter of 2016 totaled US$126 million, down 6% year-over-year and 11% quarter-over-quarter. The year-over-year and quarter-over-quarter decreases were mainly due to decreases in revenues from the online video and 17173 advertising businesses. Revenues of Sohu Media Portal, or Sohu.com excluding Sohu Video, were US$45 million, flat year-over-year and down 8% quarter-over-quarter. Revenues of Sohu Video were US$41 million, down 16% year-over-year and 19% quarter-over-quarter.

[1]	For the first quarter of 2016, on yearly basis, the depreciation of RMB against the U.S. dollar impacted our reported financial results. On a constant currency basis, total revenues in the first quarter of 2016 would have been US$24 million higher, or down 5% year-over-year.
[2]	Sogou operates the search and search-related business and offers Internet value-added services (“IVAS”) with respect to Web games developed by third-party developers. In the statements of operations, revenues from search and search-related services are recorded as “Search and search-related” revenue, and revenues from IVAS are recorded as “Others” revenue.
[3]	Non-GAAP results exclude share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions and dividend and deemed dividend to non-controlling preferred shareholders of Sogou. Explanation of the Company’s non-GAAP financial measures and related reconciliations to GAAP financial measures are included in the accompanying “Non-GAAP Disclosure” and “Reconciliations of Non-GAAP Results of Operation Measures to the Nearest Comparable GAAP Measures.”

Search and search-related revenues for the first quarter of 2016 were US$134 million, up 27% year-over-year and down 12% quarter-over-quarter. The year-over-year increase was mainly driven by robust growth of mobile traffic. The quarter-over-quarter decrease was mainly due to seasonal factors.

Online game revenues for the first quarter of 2016 were US$103 million, down 45% year-over-year and 19% quarter-over-quarter. The year-over-year decrease was mainly due to the natural decline in revenues of older games, such as TLBB 3D and TLBB, and a decrease in Web game revenue upon the completion of the sale of the 7Road business during the third quarter of 2015. The quarter-over-quarter decrease was mainly due to the natural decline in revenues of TLBB, which is an older game.

Gross Margin

Both GAAP and non-GAAP gross margin was 53% for the first quarter of 2016, compared with 51% in the first quarter of 2015 and 57% in the fourth quarter of 2015.

Both GAAP and non-GAAP gross margin for the online advertising business for the first quarter of 2016 was 43%, compared with 35% in the first quarter of 2015 and 47% in the fourth quarter of 2015.

Both GAAP and non-GAAP gross margin for the brand advertising business in the first quarter of 2016 was 32%, compared with 22% in the first quarter of 2015 and 38% in the fourth quarter of 2015. The year-over-year increase was primarily due to a decrease in video content costs. The quarter-over-quarter decrease was mainly due to decreases in revenues from the online video and 17173 advertising businesses.

Both GAAP and non-GAAP gross margin for the search and search-related business in the first quarter of 2016 was 54%, compared with 53% in the first quarter of 2015 and 55% in the fourth quarter of 2015.

Both GAAP and non-GAAP gross margin for online games in the first quarter of 2016 was 75%, compared with 73% in the first quarter of 2015 and 78% in the fourth quarter of 2015. The changes in gross margins were mainly a result of a change in the revenue contribution from mobile games compared with PC games, as mobile games typically require larger revenue-sharing payments to others, which drives down gross margin. The year-over-year increase in gross margin was primarily due to a smaller percentage revenue contribution from mobile games. The quarter-over-quarter decrease in gross margin was primarily due to a larger percentage revenue contribution from mobile games.

Operating Expenses

For the first quarter of 2016, GAAP operating expenses totaled US$200 million, down 13% year-over-year and 18% quarter-over-quarter. Non-GAAP operating expenses were US$200 million, down 8% year-over-year and 10% quarter-over-quarter. The year-over-year and quarter-over-quarter decreases were mainly due to decreased compensation expenses.

Operating Profit

GAAP operating profit for the first quarter of 2016 was US$15 million, compared with an operating profit of US$3 million in the first quarter of 2015 and an operating profit of US$19 million in the fourth quarter of 2015.

Non-GAAP operating profit for the first quarter of 2016 was US$15 million, compared with an operating profit of US$15 million in the first quarter of 2015 and an operating profit of US$44 million in the fourth quarter of 2015.

Income Tax Expense

Both GAAP and non-GAAP income tax expense was US$12 million for the first quarter of 2016, compared with income tax expense of US$16 million in the first quarter of 2015 and income tax expense of US$20 million in the fourth quarter of 2015.

Net Income

Before deducting the share of net income pertaining to non-controlling interest, GAAP net income for the first quarter of 2016 was US$11 million, compared with a net loss of US$5 million in the first quarter of 2015 and net income of US$9 million in the fourth quarter of 2015. Before deducting the share of net income pertaining to non-controlling interest, non-GAAP net income for the first quarter of 2016 was US$11 million, compared with a net income of US$8 million in the first quarter of 2015 and net income of US$34 million in the fourth quarter of 2015.

GAAP net loss attributable to Sohu.com Inc. for the first quarter of 2016 was US$21 million, or US$0.53 loss per fully-diluted share, compared with a net loss of US$31 million in the first quarter of 2015 and net loss of US$31 million in the fourth quarter of 2015. Non-GAAP net loss attributable to Sohu.com Inc. for the first quarter of 2016 was US$22 million, or US$0.56 loss per fully-diluted share, compared with a net loss of US$25 million in the first quarter of 2015 and net loss of US$13 million in the fourth quarter of 2015.

Liquidity

As of March 31, 2016, the Sohu Group had cash and cash equivalents, short-term investments and time deposit of US$1.44 billion, compared with US$1.42 billion as of December 31, 2015.

Ms. Carol Yu, President and CFO of Sohu.com Inc. commented, “With our strong balance sheet and abundant cash on hand, the Sohu Group is well gear up to make investments in strategic areas, such as online video as well as Sogou’s artificial intelligence initiative. I believe these investments will yield long-term returns for our shareholders.”

Business Outlook

For the second quarter of 2016, Sohu estimates:

•	Total revenues to be between US$420 million and US$450 million.

•	Brand advertising revenues to be between US$125 million and US$135 million; this implies an annual decrease of 11% to 17% and a sequential increase of nil to 8%. Sohu Media Portal revenues to be between 35% and 38% of total brand advertising revenues. Sohu Video revenues to be between 36% and 39% of total brand advertising revenues.

•	Sogou revenues to be between US$175 million and US$185 million; this implies an annual growth of 19% to 25% and a sequential increase of 19% to 26%.

•	Online game revenues to be between US$95 million and US$105 million; this implies an annual decrease of 39% to 45% and a sequential decrease of 7% to a sequential increase of 2%.

•	Before deducting the share of non-GAAP net income pertaining to non-controlling interest, non-GAAP net loss to be between US$35 million and US$45 million.

•	Non-GAAP net loss attributable to Sohu.com Inc. to be between US$50 million and US$60 million, and non-GAAP loss per fully-diluted share to be between US$1.30 and US$1.55.

•	Assuming no new grants of share-based awards and that the market price of our shares is unchanged; we estimate that compensation expense relating to share-based awards will be around US$6 million to US$7 million.

•	GAAP net loss attributable to Sohu.com Inc. to be between US$56 million and US$66 million, and GAAP loss per fully-diluted share to be between US$1.45 and US$1.70.

For the second quarter 2016 guidance, the Company has adopted a presumed exchange rate of RMB6.6=US$1.00, as compared with the actual exchange rate of approximately RMB6.12=US$1.00 for the second quarter of 2015, and RMB6.53=US$1.00 for the first quarter of 2016.

Non-GAAP Disclosure

To supplement the unaudited consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), Sohu’s management uses non-GAAP measures of gross profit, operating profit, net income, net income attributable to Sohu.com Inc. and diluted net income attributable to Sohu.com Inc. per share, which are adjusted from results based on GAAP to exclude the impact of the share-based awards, which consist mainly of share-based compensation expenses and non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Sohu’s management believes excluding the share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions and dividend and deemed dividend to non-controlling preferred shareholders from its non-GAAP financial measure is useful for itself and investors. Further, the impact of share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders cannot be anticipated by management and business line leaders and these expenses were not built into the annual budgets and quarterly forecasts, which have been the basis for information Sohu provides to analysts and investors as guidance for future operating performance. As the impact of share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders does not involve subsequent cash outflow or is reflected in the cash flows at the equity transaction level, Sohu does not factor this impact in when evaluating and approving expenditures or when determining the allocation of its resources to its business segments. As a result, in general, the monthly financial results for internal reporting and any performance measures for commissions and bonuses are based on non-GAAP financial measures that exclude the share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders.

The non-GAAP financial measures are provided to enhance investors’ overall understanding of Sohu’s current financial performance and prospects for the future. A limitation of using non-GAAP gross profit, operating profit, net income, net income attributable to Sohu.com Inc. and diluted net income attributable to Sohu.com Inc. per share, excluding share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders is that the impact of share-based awards and non-cash tax benefits from excess tax deductions related to share-based awards has been and will continue to be a significant recurring expense in Sohu’s business for the foreseeable future, income/expense from the adjustment of contingent consideration previously recorded for acquisitions may recur in the future, and dividend and deemed dividend to non-controlling preferred shareholders may recur when Sohu and its affiliates enter into equity transactions. In order to mitigate these limitations Sohu has provided specific information regarding the GAAP amounts excluded from each non-GAAP measure. The accompanying tables include details on the reconciliation between the GAAP financial measures that are most directly comparable to the non-GAAP financial measures that have been presented.

Notes to Financial Information

Financial information in this press release other than the information indicated as being non-GAAP is derived from Sohu’s unaudited interim financial statements prepared in accordance with GAAP.

Safe Harbor Statement

This announcement contains forward-looking statements. It is currently expected that the Business Outlook will not be updated until release of Sohu’s next quarterly earnings announcement; however, Sohu reserves right to update its Business Outlook at any time for any reason. Statements that are not historical facts, including statements about Sohu’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, instability in global financial and credit markets and its potential impact on the Chinese economy; exchange rate fluctuations, including their potential impact on the Chinese economy and on Sohu’s reported US dollar results; recent slow-downs in the growth of the Chinese economy; the uncertain regulatory landscape in the People’s Republic of China; fluctuations in Sohu’s quarterly operating results; Sohu’s current and projected future losses due to increased spending by Sohu for video content; the possibilities that Sohu will be unable to recoup its investment in video content and that Changyou will be unable to develop a series of successful games for mobile platforms or successfully monetize mobile games it develops or acquires; and Sohu’s reliance on online advertising sales, online games and mobile services for its revenues. Further information regarding these and other risks is included in Sohu’s annual report on Form 10-K for the year ended December 31, 2015, and other filings with the Securities and Exchange Commission.

Conference Call and Webcast

Sohu’s management team will host a conference call at 8:30 a.m. U.S. Eastern Time, April 25, 2016 (8:30 p.m. Beijing/Hong Kong time, April 25, 2016) following the quarterly results announcement.

The dial-in details for the live conference call are:

US Toll-Free:	+1-866-519-4004
International:	+65-6713-5090
Hong Kong:	+852-3018-6771
China Mainland	+86-800-819-0121 / +86-400-620-8038
Passcode:	SOHU

Please dial in 10 minutes before the call is scheduled to begin and provide the passcode to join the call.

A telephone replay of the call will be available after the conclusion of the conference call at 11:30 a.m. Eastern Time on April 25 through May 2, 2016. The dial-in details for the telephone replay are:

International:	+1-646-254-3697
Passcode:	88025391

The live Webcast and archive of the conference call will be available on the Investor Relations section of Sohu’s Website at http://investors.sohu.com/.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of Web properties and community based/Web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; the interactive search engine www.sogou.com; the developer and operator of online games www.changyou.com/en/ and the leading online video Website tv.sohu.com .

Sohu corporate services consist of online brand advertising on its matrix of websites as well as bid listing and home page on its in-house developed search directory and engine. Sohu also provides multiple news and information service on mobile platforms, including Sohu News App and mobile news portal m.sohu.com. Sohu’s online game subsidiary, Changyou.com (NASDAQ: CYOU) has a diverse portfolio of popular online games, such as Tian Long Ba Bu (“TLBB”), one of the most popular PC games in China, as well as a number of mobile games. Changyou also owns and operates the 17173.com Website, a leading game information portal in China. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its twentieth year of operation.

For investor and media inquiries, please contact:

In China:

Mr. Eric Yuan
Sohu.com Inc.
Tel:	+86 (10) 6272-6593
E-mail:	ir@contact.sohu.com

In the United States:

Ms. Linda Bergkamp
Christensen
Tel:	+1 (480) 614-3004
E-mail:	lbergkamp@christensenir.com

SOHU.COM INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended
	Mar. 31, 2016	Dec. 31, 2015	Mar. 31, 2015
Revenues:
Online advertising
Brand advertising	$125,503	$140,927	$133,821
Search and search-related	133,814	151,251	105,126

Subtotal	259,317	292,178	238,947

Online games	102,529	127,001	184,994
Others	46,106	46,924	31,391

Total revenues	407,952	466,103	455,332

Cost of revenues:
Online advertising
Brand advertising (includes stock-based compensation expense of $62, $534 and $155, respectively)	85,636	87,625	104,552
Search and search-related (includes stock-based compensation expense of $0, $211 and $53, respectively)	62,092	68,108	49,919

Subtotal	147,728	155,733	154,471

Online games (includes stock-based compensation expense of $-7, $45 and $44, respectively)	26,133	28,266	49,485
Others (includes stock-based compensation expense of $0, $0 and $0, respectively)	18,986	17,552	18,198

Total cost of revenues	192,847	201,551	222,154

Gross profit	215,105	264,552	233,178
Operating expenses:
Product development (includes stock-based compensation expense of $-3, $9,665 and $4,776, respectively)	82,679	102,402	102,191
Sales and marketing (includes stock-based compensation expense of $14, $1,482 and $245, respectively)	90,047	98,230	83,128
General and administrative (includes stock-based compensation expense of $367, $13,042 and $6,953, respectively)	27,607	44,946	45,164

Total operating expenses	200,333	245,578	230,483

Operating profit	14,772	18,974	2,695
Other income	3,924	1,590	3,154
Interest income	5,139	6,004	6,035
Exchange difference	(1,022)	1,885	(183)

Income before income tax expense	22,813	28,453	11,701
Income tax expense	11,868	19,656	16,300

Net Income /(loss)	10,945	8,797	(4,599)

Less: Net income attributable to the noncontrolling interest shareholders	31,231	39,197	26,521

Net loss attributable to Sohu.com Inc.	(20,286)	(30,400)	(31,120)

Basic net loss per share attributable to Sohu.com Inc.	$(0.52)	$(0.79)	$(0.81)

Shares used in computing basic net loss per share attributable to Sohu.com Inc.	38,666	38,646	38,525

Diluted net loss per share attributable to Sohu.com Inc.	$(0.53)	$(0.80)	$(0.81)

Shares used in computing diluted net loss per share attributable to Sohu.com Inc.	38,666	38,646	38,525

SOHU.COM INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED, IN THOUSANDS)

	As of Mar. 31, 2016	As of Dec. 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$1,202,376	$1,245,205
Restricted time deposits	—	227,285
Short-term investments	101,004	174,515
Accounts receivable, net	254,785	273,617
Prepaid and other current assets	204,929	158,890

Total current assets	1,763,094	2,079,512

Long-term investments	73,211	62,093
Fixed assets, net	506,756	508,692
Goodwill	154,411	154,219
Intangible assets, net	45,417	55,415
Time deposits	137,506	—
Restricted time deposits	9,271	136,694
Prepaid non-current assets	5,898	6,254
Other assets	27,625	39,315

Total assets	$2,723,189	$3,042,194

LIABILITIES
Current liabilities:
Accounts payable	$144,670	$129,025
Accrued liabilities	314,297	309,657
Receipts in advance and deferred revenue	128,230	135,385
Accrued salary and benefits	78,152	99,631
Taxes payable	58,005	67,480
Deferred tax liability	25,518	24,884
Short-term bank loans	—	344,500
Other short-term liabilities	189,084	154,017

Total current liabilities	$937,956	$1,264,579

Long-term accounts payable	4,239	4,600
Long-term tax payable	19,439	24,732
Deferred tax liabilities	18,248	17,531

Total long-term liabilities	$41,926	$46,863

Total liabilities	$979,882	$1,311,442

SHAREHOLDERS’ EQUITY:
Sohu.com Inc. shareholders’ equity	1,222,814	1,241,022
Noncontrolling Interest	520,493	489,730

Total shareholders’ equity	$1,743,307	$1,730,752

Total liabilities and shareholders’ equity	$2,723,189	$3,042,194

SOHU.COM INC.

RECONCILIATIONS OF NON-GAAP RESULTS OF OPERATION MEASURES TO THE NEAREST COMPARABLE GAAP MEASURES

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended Mar. 31, 2016					Three Months Ended Dec. 31, 2015					Three Months Ended Mar. 31, 2015
	GAAP	Non-GAAP Adjustments			Non-GAAP	GAAP	Non-GAAP Adjustments			Non-GAAP	GAAP	Non-GAAP Adjustments			Non-GAAP
		62	(a	)			534	(a	)			155	(a	)

Brand advertising gross profit	$39,867	$62			$39,929	$53,302	$534			$53,836	$29,269	$155			$29,424

Brand advertising gross margin	32%				32%	38%				38%	22%				22%

							211	(a	)			53	(a	)

Search and search-related gross profit	$71,722	$—	(a	)	$71,722	$83,143	$211			$83,354	$55,207	$53			$55,260

Search and search-related gross margin	54%				54%	55%				55%	53%				53%

		62	(a	)			745	(a	)			208	(a	)

Online advertising gross profit	$111,589	$62			$111,651	$136,445	$745			$137,190	$84,476	$208			$84,684

Online advertising gross margin	43%				43%	47%				47%	35%				35%

		(7)	(a	)			45	(a	)			44	(a	)

Online games gross profit	$76,396	$(7)			$76,389	$98,735	$45			$98,780	$135,509	$44			$135,553

Online games gross margin	75%				75%	78%				78%	73%				73%

Others gross profit	$27,120	$—	(a	)	$27,120	$29,372	$—	(a	)	$29,372	$13,193	$—	(a	)	$13,193

Others gross margin	59%				59%	63%				63%	42%				42%

		55	(a	)			790	(a	)			252	(a	)

Gross profit	$215,105	$55			$215,160	$264,552	$790			$265,342	$233,178	$252			$233,430

Gross margin	53%				53%	57%				57%	51%				51%

		433	(a	)			24,979	(a	)			12,226	(a	)

Operating profit	$14,772	$433			$15,205	$18,974	$24,979			$43,953	$2,695	$12,226			$14,921

Operating margin	4%				4%	4%				9%	1%				3%

		448	(a	)			25,047	(a	)			12,226	(a	)

Net income /(loss) before Non-Controlling Interest	$10,945	$448			$11,393	$8,797	$25,047			$33,844	$(4,599)	$12,226			$7,627

		448	(a	)			25,047	(a	)			12,226	(a	)
		(1,403)	(b	)			(7,352)	(b	)			(6,152)	(b	)

Net loss attributable to Sohu.com Inc. for diluted net loss per share	$(20,576)	$(955)			$(21,531)	$(30,746)	$17,695			$(13,051)	$(31,341)	$6,074			$(25,267)

Diluted net loss per share attributable to Sohu.com Inc.	$(0.53)				$(0.56)	$(0.80)				$(0.34)	$(0.81)				$(0.66)

Shares used in computing diluted net loss per share attributable to Sohu.com Inc.	38,666				38,666	38,646				38,646	38,525				38,525

Note:

(a)	To eliminate the impact of share-based awards as measured using the fair value method.
(b)	To adjust Sohu’s economic interests in Changyou and Sogou under the treasury stock method.